EXHIBIT 21.1

SUBSIDIARIES LIST

Entity Name	Jurisdiction of Incorporation or Formation
AII Insurance Management Limited	Bermuda
AII Investment Holdings Ltd.	Bermuda
AII Reinsurance Broker Ltd.	Bermuda
AIU Management Services Limited	Ireland
AMT Service Corp. of Canada, ULC	Alberta Canada
AMT Warranty Corp.	Delaware
AmTrust Captive Holdings Limited	Luxembourg
AmTrust Insurance Company of Kansas, Inc.	Kansas
AmTrust International Insurance, Ltd.	Bermuda
AmTrust International Underwriters Limited	Ireland
AmTrust Lloyd’s Corporation	Texas
AmTrust Management Services Europe Limited	England
AmTrust Management Services Limited	England
AmTrust (Nevis) Holdings Ltd	Nevis
AmTrust (Nevis) Limited	Nevis
AmTrust Nordic AB	Sweden
AmTrust North America, Inc.	Delaware
AmTrust North America of Florida, Inc.	Florida
AmTrust North America of Texas, Inc.	Delaware
AmTrust Re Gamma	Luxembourg
AmTrust Re Omega	Luxembourg
AmTrust Re Luxembourg	Luxembourg
AmTrust Re 2007	Luxembourg
AmTrust Re Beta	Luxembourg
AmTrust Underwriters, Inc.	Delaware
AMTS Holding Corp.	Delaware
Associated Industries Insurance Company, Inc.	Florida
Caravan Security Storage Limited	England
I.G.I. Administration Services Limited	England
I.G.I. Group Limited	England
I.G.I. Insurance Company Limited	England
I.G.I. Intermediaries, Ltd.	England
I.G.I. Legal Assist, Ltd.	England
I.G.I. Underwriting Agency, Inc.	New York
Leap Tide Capital Management, Inc.	Delaware
Milwaukee Casualty Insurance Co.	Wisconsin
Oakwood Village Ltd.	England
Pedigree Livestock Insurance Limited	England
Right 2 Claims, Ltd.	England
Rochdale Insurance Company	New York
Rock Run South, LLC	Delaware
Security National Insurance Company	Texas
Signal Acquisition LLC	Delaware
Signal Service Solutions, LLC	Delaware
Technology Insurance Company, Inc.	New Hampshire
Trinity Lloyd’s Insurance Company	Texas
Wesco Insurance Company	Delaware